Exhibit 10.11

RESTRICTED STOCK UNIT AGREEMENT

LAWSON SOFTWARE, INC.

1996 STOCK INCENTIVE PLAN

1.             Award of Restricted Stock Units.  Pursuant to the Lawson Software, Inc. 1996 Stock Incentive Plan (the “Plan”), Lawson Software, Inc., a Delaware corporation (the “Company”) awards (the “Award”) to the participant (“Participant”) whose name is specified on the Certificate of Restricted Stock Unit Award on the Salomon Smith Barney website at www.benefitaccess.com (the “Certificate”), units of restricted common stock (“Common Stock” of the Company as follows:

The Company awards to Participant the number of “Restricted Stock Units” shown on the Certificate, subject to the terms and conditions set forth in the Plan, this Restricted Stock Unit Agreement (“Agreement”) and the Certificate.  The Award Date for the Restricted Stock Units is stated on the Certificate.  No shares of Common Stock will be issuable to Participant under the Award unless and until the Restricted Stock Units vest as described in the Agreement.  By participating in the Plan, Participant shall be deemed to have accepted all the terms and conditions of the Plan and this Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

2.             Restricted Stock Units Subject to Plan; Definitions.  The Restricted Stock Units are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement.  The Restricted Stock Units are subject to any rules promulgated pursuant to the Plan by the Board of Directors of the Company or the Committee.  The capitalized terms not otherwise defined in this Agreement have the same meanings assigned to them in the Plan.

2.1           The term “Actual Number of Employment Days” means the number of calendar days between the Award Date and the date of Termination of Participant’s Service.

2.1           The term “Cause” means Termination of Participant’s Service initiated by the Company or its Subsidiaries because of:  (1) if Participant has entered into any written and executed contract(s) with the Company or its Subsidiaries, any material breach by Participant of such contract that has a material adverse effect on the Company or any Subsidiary (as reasonably determined by the Company) and which is not or cannot reasonably be cured within five days after written notice from the Company to Participant; (2) any material violation by Participant of the Company’s or a Subsidiary’s policies, rules or regulations that has a material adverse effect on the Company or any Subsidiary (as reasonably determined by the Company) and which is not or cannot be cured within five days after written notice from the Company to Participant; (3) commission of any act of fraud, embezzlement or dishonesty by Participant that is materially injurious to the Company or any Subsidiary (as reasonably determined by the Company); (4) any other intentional misconduct by Participant adversely affecting the business or affairs of the Company or any Subsidiary in any material manner (as reasonably determined by the Company); or (5) intentional or willful failure of Participant to perform Participant’s responsibilities as an employee of the Company or any

Subsidiary (other than as a result of permitted leave of absence, vacation, injury or illness), unless cured to the reasonable satisfaction of the Company within five days after written notice to Participant describing the failure.

2.2           The term “Certificate Vesting Date” means the vesting date specified in the Certificate.

2.3           The term “Change in Control Transaction” means (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Company; (2) the Company shall have entered into a definitive agreement with respect to a tender offer, exchange offer or merger, consolidation or other business combination with another corporation and as a result of such tender offer, exchange offer, merger, consolidation or combination 50% or fewer of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation; (3) the Company shall have entered into a definitive agreement to sell substantially all of its assets to another corporation which is not a direct or indirect wholly owned Subsidiary of the Company; (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Agreement) pursuant to the Exchange Act; (5) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (6) individuals who constitute the Company’s Board of Directors on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (6), considered as though such person were a member of the Incumbent Board.  The definition of a “Change in Control” in the 1996 Stock Incentive Plan shall not apply to this Award.

2.4           The term “Disability” means Participant’s permanent disability as defined under any long term disability plan of the Company, or in the absence of such plan, the inability of Participant, due to illness or injury, to substantially perform Participant’s duties (after taking into account any reasonable accommodation required by the Americans with Disabilities Act, if applicable to Participant) for a period of at least 180 consecutive days.   The determination of a Disability shall be based on competent medical opinion.

2.5           The term “Fair Market Value” has the meaning described in Section 2(m) of the Plan.

2.6           The term “Good Reason” means:  the occurrence of any of the following events:  (1) a job reassignment that does not have at least a majority of comparable responsibilities as the assignment in effect immediately prior to a Change in Control Transaction; (2) a reduction in the Participant’s Base Pay as in effect immediately prior to a Change in Control Transaction; (3) a reduction of more that 10% in Participant’s target incentive cash compensation as in effect immediately prior to a Change in Control Transaction; or (4) a requirement by the Employer that the Participant be based anywhere other than within fifty miles of the Participant’s work location immediately prior to a Change in Control Transaction (with exceptions for temporary business travel that is consistent in both frequency and duration with the Participant’s business travel before the Change in Control Transaction).  The following events are not considered “Good Reason”:  (a) changes in organizational structure or reporting relationships, changes in the number of direct reports, or change in Participant’s title; (b) changes to equity incentive plans and other employee benefits plans, programs or perquisites; or (c) termination or reassignment of the Participant’s employment for Cause, or by reason of Disability or death of Participant.

2.7           The term “Initial Number of Days During Vesting Period” means the number of calendar days between the Award Date and the Certificate Vesting Date.

2.8           The term “Retirement” means Termination of Participant’s Service at any time on or after the date on which the Participant’s age plus years of full time employment with the Company or any Subsidiary equals 65 or more.  The definition of a “Retirement” in the 1996 Stock Incentive Plan shall not apply to this Award.

2.9           The term “Shares” means the shares of Common Stock subject to the Award, whether or not those shares are Vested Shares.

2.10         The term “Subsidiary” or “Subsidiaries” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one (1) or more Subsidiaries.

2.11         The term “Termination of Participant’s Service” means the last day of Participant’s regular full time or part time employment with the Company and its Subsidiaries.

2.12         The term “Vested Shares” means the Shares with respect to which the Restricted Stock Units have vested at any particular time, on a one-for-one basis (for example, if ten Restricted Stock Units vest, ten Vested Shares of Common Stock will be issued on the vesting date).

3.             Vesting and Acceleration of Vesting.  Except as specifically provided in this Agreement and the Plan, 100% of the Restricted Stock Units will vest and become the right to receive Vested Shares on the Certificate Vesting Date, but only if Participant has at all times been a regular full time or part time employee of the Company or any Subsidiary from the Award Date to the applicable vesting date.  No vesting of the Restricted Stock Units shall occur after Termination of Participant’s Service, except only to the extent described in Sections 3.1, 3.2 and 3.3 below.

3.1           Pro Rata Acceleration of Vesting Upon Death, Disability or Retirement.  If there is a Termination of Participant’s Service because of Participant’s death, Disability or Retirement, the following pro rata portion of the Restricted Stock Units will vest and become the right to receive the corresponding number of Vested Shares as of the date of Termination of Participant’s Service:

(Actual Number of Employment Days)
(Initial Number of Days During Vesting Period)	X	(Restricted Stock Units) = (Vested Shares)

If Termination of Participant’s Service is due to death, Disability or Retirement, the pro rata acceleration of vesting under this Section 3.1 will be deemed to have occurred immediately prior to such Termination of Participant’s Service.

3.2           Automatic 100% Acceleration of Vesting if Restricted Stock Units are Terminated In Connection with a Change in Control Transaction.  If the Restricted Stock Units are to be terminated upon the completion of a Change in Control Transaction, then immediately prior to the Change in Control Transaction (and if Participant is then an employee of the Company or any Subsidiary):  (i) all conditions of vesting will be assumed to have been met for 100% of the Restricted Stock Units and (ii) Participant will have the right to immediately receive the number of Vested Shares equal to the number of Restricted Stock Units.  The acceleration of vesting under this Section 3.2 will be deemed to have occurred immediately before the completion of the Change in Control Transaction.

3.3           Automatic 100% Acceleration of Vesting Under Certain Conditions Within Two Years After a Change in Control Transaction.  If within two years after the completion of a Change in Control Transaction, there is a Termination of Participant’s Service initiated by the Company or any Subsidiary (or successor) other than for Cause or by the Participant for Good Reason, then:  (i) all conditions of vesting will be assumed to have been met for 100% of the Restricted Stock Units and (ii) Participant will have the right to immediately receive the number of Vested Shares equal to the number of Restricted Stock Units.  The acceleration of vesting under this Section 3.3 will be deemed to have occurred immediately before the Termination of Participant’s Service.

3.4           Leave of Absence.  The Company’s leave of absence procedure concerning stock options, that is in effect as of the date of this Agreement, will also govern the vesting of the Restricted Stock Units during a Company approved leave of absence.

4.             Termination and Forfeiture.  Except to the extent described in Sections 3.1, 3.2 and 3.3 above, no vesting of the Restricted Stock Units shall occur after the date of Termination of Participant’s Service and all such unvested Restricted Stock Units will be irrevocably forfeited as of 5:01 p.m. United States Central on the date of Termination of Participant’s Service and Participant will retain no rights with respect to the forfeited Restricted Stock Units.

5.             No Transfer of Restricted Stock Units.  The Restricted Stock Units cannot be sold, assigned, transferred, gifted, pledged, hypothecated, or in any manner encumbered or disposed of at any time prior to delivery of the Vested Shares underlying the Restricted Stock Units after the Restricted Stock Units have vested pursuant to Section 3 above.

6.             Issuance and Custody of Certificate; Delayed Delivery in Certain Cases.

6.1           Subject to the restrictions in this Section 6, upon vesting of the Restricted Stock Units and following payment of any applicable withholding taxes pursuant to Section 9 of this Agreement, the Company shall promptly cause to be issued and delivered to Participant a certificate or certificates evidencing such Vested Shares, free of any restrictive legends and registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, and shall cause such certificate or certificates to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs.  Except as provided in Section 6.2 or 6.4, any income will be recognized by Participant on the date the Participant first becomes eligible to receive the shares under Section 3.  If the issuance of shares is delayed pursuant to Section 6.2 or 6.4, the Participant will recognize income on the date the shares may first be issued in accordance with Section 6.2 or 6.4.

6.2           The issuance of any Common Stock in accordance with this Award shall only be effective at such time that the sale or issuance of Common Stock pursuant to this Agreement will not violate any state or federal securities laws or other laws.

6.3           At any time after the vesting of the Restricted Stock Units and prior to the issuance of the Vested Shares, if the issuance of the Vested Shares to the Participant is prohibited due to limitations under Section 6.2, the Company shall use its reasonable efforts to remove such limitations.

6.4           If Participant is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code (“Section 409A”), an exception to the payment restrictions of Section 409A does not apply, and the Company is a publicly traded corporation at the time of Employee’s termination of employment, then, notwithstanding any provision in this Agreement to the contrary:  (a) the issuance of the Vested Shares shall be made to Participant six months plus five business days following the date of Termination of Participant’s Service (provided that at the time of actual payment Participant has met all other requirements for that payment under this Agreement), (b) no payment of such amount will be made to Participant before the date described in clause (a) above, and (c) no dividend equivalents shall accrue or be payable to Employee for any payments that are delayed pursuant to this Section 6.4.

7.             Rights as Stockholder.  Prior to the Restricted Stock Units vesting and Participant receiving the Vested Shares underlying the Restricted Stock Units pursuant to Section 6 above, Participant shall not have ownership or rights of ownership of any Common Stock underlying the Restricted Stock Units awarded hereunder.  Participant shall not be entitled to receive dividend equivalents on the Restricted Stock Units.

8.             Adjustments.  In the event of any stock split, stock dividend, recapitalization or combination of shares by the Company after the Award Date, the number of Shares subject to the Restricted Stock Units shall be equitably adjusted in the same manner as the Company’s outstanding shares of Common Stock.  The Committee will administer the process for completing that equitable adjustment.  The number of Restricted Stock Units designated in the Certificate has been adjusted for all stock splits that were effective before the Award Date.

9.             Taxes.  To provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with the Award, and to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income taxes, social security taxes and other taxes are withheld or collected from Participant.  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s minimum federal and state income tax withholding obligations arising from the receipt of the Vested Shares, by:  (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Vested Shares otherwise to be delivered having a Fair

Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock which have been owned by the Participant more than six months and which have a Fair Market Value equal to the amount of such taxes.   The Company will not deliver any fractional Vested Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Vested Shares.  Participant’s election under this Section 9 must be made on or before the date that the amount of tax to be withheld is determined.

10.           Participant’s Employment.  This Agreement, the Certificate and the Plan are not an employment contract.  Nothing contained in this Agreement, the Certificate or the Plan shall confer on Participant any right to continue in the employ of the Company or any Subsidiary or other affiliate of the Company or affect in any way the right of the Company or any Subsidiary or other affiliate to terminate the employment of Participant at any time.  No compensation or benefit awarded to or realized by Participant under the Plan or this Agreement shall be included for the purpose of computing Participant’s compensation under any incentive compensation plan or any compensation-based retirement, disability or similar plan of the Company unless required by law or otherwise provided by such other plan.

11.           No Trust or Fund Created.  Neither the Plan nor this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and Participant or any other person.  To the extent that any Participant acquires a right to receive Shares or payments from the Company or any Subsidiary pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Subsidiary.

12.           Consent to Internal Use of Personal Data.  Participant consents to the Company’s and its Subsidiaries’ (and the Company’s equity plan administrator) receiving and using personal data related to Participant for employment-related purposes only and for gathering and making required reports to government authorities.

13.           No Right of Future Awards.  Nothing contained in this Agreement, the Certificate or the Plan shall confer on Participant any right to receive any additional stock awards in the future from the Company, Subsidiary or any other affiliate of the Company or affect in any way the right of the Company, Subsidiary or any other affiliate to terminate the granting of equity awards at any time.

14.           Interpretation of Terms; General.  The Committee shall interpret the terms of the Award and this Agreement, the Certificate and Plan and all determinations shall be final and binding.  The Award and this Agreement, the Certificate and Plan (1) are governed by the laws of the State of Minnesota, (2) may be amended only in writing, signed by an executive officer of the Company, and (3) supersede any other verbal or written agreements or representations concerning the Award.

15.           Official Language.  The official language of the Award and this Agreement, the Certificate and Plan is English.  Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices.  Any notices or other documents required to be delivered to the Company (or equity plan administrator) under this Agreement, shall be translated into English, at Participant’s expense, and provided promptly to the Company in English (to the attention of the Company’s Corporate Secretary).  The Company may also request an untranslated copy of such documents.

16.           Signature and Validity.  An executive officer of the Company has signed this Agreement electronically on behalf of the Company.   The Participant is deemed to have signed this Agreement and agreed to all of its terms by having electronically indicated Participant’s acceptance and agreement on the Certificate on the Salomon Smith Barney website at www.benefitaccess.com.  If there is any discrepancy between the number of Restricted Stock Units shown in the Certificate and the number shown in the records of the Company’s Corporate Secretary, the records of the Company’s Corporate Secretary shall prevail.

Lawson Software, Inc.

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